Exhibit 10.58

CROSS LICENSE AGREEMENT

between

ELEOS, INC.

and

AVI BIOPHARMA, INC.

CROSS LICENSE AGREEMENT

THIS CROSS LICENSE AGREEMENT (the “Agreement”) is made and is effective as of the 8th day of January, 2007 (the “Effective Date”) by and between AVI BioPharma, Inc., an Oregon corporation with its principal place of business at One SW Columbia, Suite 1105, Portland, Oregon 97258 (“AVI”), and Eleos, Inc., a Delaware corporation with its principal place of business at One Valmont Plaza; Suite 301, Omaha, Nebraska 68154 (“Eleos”) (with each of AVI and Eleos referred to as a “Party” and jointly, the “Parties”).

RECITALS

WHEREAS, each of the Parties owns, controls or otherwise has rights with regard to its respective Intellectual Property related to technologies and products for regulation of p53 protein, with Eleos controlling intellectual property related to uses of antisense p53 sequences and specific antisense p53 sequences that have superior properties compared to other p53 target sequences, and with AVI owning intellectual property relating to phosphorodiamidate morpholino oligomer (“PMO”) chemistry and its uses expected to lead to antisense drugs directed against p53 that have superior pharmaceutical properties for some purposes compared with drugs based on other antisense chemistries, identified as AVI Intellectual Property on attached Exhibit A and Eleos Intellectual Property on attached Exhibit B;

WHEREAS, Eleos and AVI wish to pursue their own development and joint development opportunities resulting from the combination of Eleos’ p53 technology and AVI’s PMO technology;

WHEREAS, Eleos’ main field of interest in p53-PMO technology is as a therapeutic target for the treatment of cancer, including protection of non-malignant or normal cells and tissues from the effects of chemotherapy and radiation, AVI’s main field of interest in p53-PMO technology is as a potential target for antiviral therapies, and the Parties wish to cooperate in the development and commercialization of therapies using p53-PMO technology in other fields;

WHEREAS, the Parties wish to obtain from each other and make available to each other certain rights for the development and clinical and commercial manufacture, use and sale of products using the AVI Intellectual Property and Eleos Intellectual Property on the terms and conditions set forth in this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.                                       Definitions

All definitions below or elsewhere in this Agreement apply to both their singular and plural forms, as the context may require.  “Herein,” “hereunder,” and “hereof” and other similar expressions refer to this Agreement.  “Section” refers to sections in this Agreement.  “Including” means “including without limitation.” “Days” means “calendar days,” unless otherwise stated.

1.1           “Affiliate” means any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with Eleos or AVI to the extent of at least 50 percent of the outstanding stock or other voting rights entitled to elect directors.

1.2           “API” means the active pharmaceutical ingredient for a Licensed Product.

1.3           “AVI Confidential Information” is Confidential Information of AVI.

1.4           “AVI Field” means the treatment of all viral diseases except for those related to human immunodeficiency virus (HIV) infection.

1.5           “AVI Improvements” means any change, modification, enhancement or addition which is an improvement to or further development of the AVI Intellectual Property, whether or not patentable or copyrightable and whether created by AVI or Eleos acting alone or by AVI and Eleos acting jointly.

1.6           “AVI Intellectual Property” means the intellectual property listed in Exhibit A and rights under any other Intellectual Property of AVI developed or acquired by AVI subsequent to execution of this Agreement which, absent the license to Eleos hereunder, would be infringed by Eleos in the development or commercialization of products in the Eleos Field.

1.7           “AVI Net Sales” means the total of the gross sales of Licensed Eleos IP Products sold or transferred by AVI and AVI’s Affiliates and sublicensees, less the following actual and customary third-party wholesaler and or distributor deductions as applicable: reasonable and customary wholesaler or distributor sales commissions (for clarity, commissions and other compensation paid to sales and marketing personnel of AVI or its marketing partner(s) are not deductible); allowances or credits to purchasers for rejections, returns, withdrawals or recalls; cash, trade or quantity discounts; sales rebates or chargebacks; third party distribution fees; sales, use, excise or other taxes imposed on sales; import and export duties; and shipping charges.  To the extent AVI has deducted amounts as permitted by the preceding sentence and AVI later receives a refund against the amount deducted, the refunded amount shall be included as part of AVI Net Sales.  Payments shall be made only upon sales or transfers between unrelated third parties and shall be based on arms-length consideration.  In the event AVI or any of its Affiliates makes a transfer of a Licensed Eleos IP Product to a third party for other than monetary consideration or for less than fair market value, such transfer shall be considered a sale hereunder to be calculated at a fair market value for accounting and royalty purposes.  A Licensed Eleos IP Product shall be deemed sold or transferred at the time the entity making the transaction on which the royalty is based bills, invoices, ships, or receives payment for such Licensed Eleos IP Product, whichever occurs first.  For sales of a Licensed Eleos IP Product which constitutes a Combination Product, AVI Net Sales will be calculated based on a reasonable allocation between the Combination Product Components and the remainder of the Licensed Eleos IP Product.

1.8           “Combination Product” means a combined product that contains or uses a Licensed Product and at least one other therapeutic product (a “Combination Product Component”), where such Combination Product Component is not a Licensed Product; such Combination Product Component and such Licensed Product are usually sold separately; and the market price of such combined product is higher than the market price for such Licensed Product (if sold separately) as a result of such combined product containing or using such Combination Product Component.

1.9           “Confidential Information” means any commercially sensitive information of a Party in its broadest context, whether in writing (including any computer files or records), oral form or available by observation, not generally known to the public, and includes all (i) matters of a technical nature such as trade secret processes or devices, techniques, data, formulas, inventions (whether or not patentable), specifications and characteristics of products planned or being developed, research subjects, methods and results, regulatory strategies, and patent prosecution documents with regard to a Party’s Intellectual Property; (ii) matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers, customers, product plans, marketing plans or strategies and any other financial information; and (iii) the specific terms of this Agreement and any Statement of Work.

1.10         “Effective Date” means the date first written above.

1.11         “Eleos Confidential Information” is Confidential Information of Eleos.

1.12         “Eleos Field” means the treatment of cancer, including the protection of non-malignant or normal cells and tissues from the effects of chemotherapy and radiation.

1.13         “Eleos Improvements” means any change, modification, enhancement or addition which is an improvement to or further development of the Eleos Intellectual Property, whether or not patentable or copyrightable and whether created by AVI or Eleos acting alone or by AVI and Eleos acting jointly.

1.14         “Eleos Intellectual Property” means the Intellectual Property listed in Exhibit B, and rights under any other Intellectual Property of Eleos developed or acquired by Eleos subsequent to execution of this Agreement which, absent the license to AVI hereunder, would be infringed by AVI in the development or commercialization of products in the AVI Field.

1.15         “Eleos Net Sales” means the total of all sales of Licensed AVI IP Products sold or transferred by Eleos and Eleos’ Affiliates and sublicensees, less the following actual and customary third-party wholesaler and distributor deductions as applicable: reasonable and customary wholesaler or distributor sales commissions (for clarity, commissions and other compensation paid to sales and marketing personnel of Eleos or its marketing partner(s) are not deductible); allowances or credits to purchasers for rejections, returns, withdrawals or recalls; cash, trade or quantity discounts; sales rebates or chargebacks; third party distribution fees; sales, use, excise or other taxes imposed on sales; import and export duties; and shipping charges.  To the extent Eleos has deducted amounts as permitted by the preceding sentence and Eleos later receives a refund against the amount deducted, the refunded amount shall be included as part of Eleos Net Sales.  Payments shall be made only upon sales or transfers between unrelated third parties and shall be based on arms-length consideration.  In the event Eleos or any of its Affiliates makes a transfer of a Licensed AVI IP Product to a third party for other than monetary consideration or for less than fair market value, such transfer shall be considered a sale hereunder to be calculated at a fair market value for accounting and royalty purposes.  A Licensed AVI IP Product shall be deemed sold or transferred at the time the entity making the transaction on which the royalty is based bills, invoices, ships, or receives payment for such Licensed AVI IP Product, whichever occurs first.  For sales of a Licensed AVI IP Product which constitutes a Combination Product, Eleos Net Sales will be calculated based on a reasonable allocation between the Combination Product Components and the remainder of the Licensed AVI IP Product.

1.16         “FDA” means the United States Food and Drug Administration.

1.17         “Intellectual Property” means patents, patent applications, utility models, industrial designs, certificates of inventions, trademarks, copyrights, trade secrets, know how, and any other Intellectual Property rights in any country of the world, including all related filings, substitutions, extensions, reissues, renewals, continuations and continuations in part, all registrations and the like.

1.18         “Joint Development Proposal” has the meaning set forth in Section 7.2.

1.19         “Joint Field” means the treatment of all diseases and conditions outside the AVI Field and the Eleos Field

1.20         “Jointly Owned Intellectual Property” means Newly Created Intellectual Property that is owned by both parties in accordance with the terms of this Agreement.

1.21         “Joint p53-PMO Item” means any material, product, service, process, or procedure, which combines Eleos Intellectual Property related to p53 and AVI Intellectual Property related to PMO,

whether such Intellectual Property exists as of the Effective Date or is developed or acquired subsequent to execution of this Agreement, for treatment of diseases with currently existing or novel morpholino compounds that target the p53 gene, or p53 RNA or intentionally target proteins encoded by the p53 gene in order to achieve a therapeutic effect.

1.22         “Licensed AVI IP Method” means any process, method, or use that is covered by AVI Intellectual Property or the use or practice of which would constitute, but for the license granted to Eleos pursuant to this Agreement, an infringement of the AVI Intellectual Property.

1.23         “Licensed AVI IP Product” means any material, product, service, process, or procedure that (i) is covered by AVI Intellectual Property or whose discovery, development, registration, manufacture, use, or sale would constitute, but for the license granted to Eleos pursuant to this Agreement, an infringement of any claim within the AVI Intellectual Property or (ii) is discovered, developed, made, sold, registered, or practiced using AVI Intellectual Property or a Licensed AVI IP Method or (iii) is used to practice the Licensed AVI IP Method, in whole or in part.

1.24         “Licensed Eleos IP Method” means any process, method, or use that is covered by Eleos Intellectual Property or the use or practice of which would constitute, but for the license granted to AVI pursuant to this Agreement, an infringement of the Eleos Intellectual Property.

1.25         “Licensed Eleos IP Product” means any material, product, service, process, or procedure that (i) is covered by Eleos Intellectual Property or whose discovery, development, registration, manufacture, use, or sale would constitute, but for the license granted to AVI pursuant to this Agreement, an infringement of any claim within the Eleos Intellectual Property or (ii) is discovered, developed, made, sold, registered, or practiced using Eleos Intellectual Property or a Licensed Eleos IP Method or (iii) is used to practice the Licensed Eleos IP Method, in whole or in part.

1.26         “Licensed Product” means a Licensed AVI IP Product or Licensed Eleos IP Product, as applicable according to the context.

1.27         “Net Sales” means AVI Net Sales or Eleos Net Sales, as applicable according to the context.

1.28         “Newly Created Intellectual Property” means Intellectual Property created during the term of this Agreement by one or both of the Parties hereto and in furtherance of performance under this Agreement.

1.29         “Statement of Work” has the meaning set forth in Section 7.1.

1.30         “Sublicensing Income” means amounts received by a Party and its successors, assigns and Affiliates from unaffiliated third parties attributable to a sublicense of rights licensed under this Agreement.

1.31         “Third Party Licensors” means *****, *****, *****, and any other unrelated third-party patent licensor to which Eleos or AVI pays patent licensing fees or royalties to make, use or sell a Licensed Product.  “Unrelated third-party patent licensor” refers to entities having no relationship to Eleos or AVI other than to claim patent royalties and expressly excludes developers, suppliers, contractors, employees and consultants engaged by Eleos or AVI.

2.                                       License Grants.

2.1           By AVI to Eleos.

(a)           Exclusive.  Subject to the limitations set forth in this Agreement, AVI hereby grants to Eleos and its Affiliates, so long as they remain Affiliates of Eleos, an exclusive, worldwide license, with the right to sublicense (subject to Section 3 below), to AVI Intellectual Property that relates to a Joint p53-PMO Item, solely in the Eleos Field, to research, develop, make, have made, subject to the terms of Article 9, use, import, put into use, modify, distribute, offer for sale, sell and have sold Licensed AVI IP Products and to practice Licensed AVI IP Methods during the term of this Agreement.  As used in this Section 2.1, “exclusive” means that AVI may not grant to any third party a license of the AVI Intellectual Property, in whole or in part, within the Eleos Field and may not itself practice the AVI Intellectual Property within the Eleos Field.

(b)           Semi-Exclusive.  Effective as of the effective date of any Statement(s) of Work executed by the Parties under which the Parties agree to engage in joint development activities, and subject to the specific terms and conditions of such Statement(s) of Work, AVI shall grant to Eleos and its Affiliates, so long as they remain Affiliates of Eleos, a semi-exclusive, worldwide license to AVI Intellectual Property that relates to a Joint p53-PMO Item, solely in the Joint Field and within the context of such joint development activities with AVI, to research, develop, make, have made, subject to the terms of Article 9, use, import, put into use, modify, distribute, offer for sale, sell and have sold Licensed AVI IP Products and to practice Licensed AVI IP Methods during the term of this Agreement.  Nothing herein will limit the right of AVI or its Affiliates to practice any claim encompassed within the foregoing within the Joint Field.

2.2           By Eleos to AVI.

(a)           Exclusive.  Subject to the limitations set forth in this Agreement, Eleos hereby grants to AVI and its Affiliates, so long as they remain Affiliates of AVI, an exclusive, worldwide license (or sublicense as the case may be), with the right to sublicense (subject to Section 3 below), to Eleos Intellectual Property that relates to a Joint p53-PMO Item, solely in the AVI Field, to research, develop, make, have made, use, import, put into use, modify, distribute, offer for sale, sell and have sold Licensed Eleos IP Products and to practice Licensed Eleos IP Methods during the term of this Agreement.  As used in this Section 2.2, “exclusive” means that Eleos may not grant to any third party a license of the Eleos Intellectual Property, in whole or in part, within the AVI Field and may not itself practice the Eleos Intellectual Property within the AVI Field.

(b)           Semi-Exclusive.  Effective as of the effective date of any Statement(s) of Work executed by the Parties under which the Parties agree to engage in joint development activities, and subject to the specific terms and conditions of such Statement(s) of Work, Eleos shall grant to AVI and its Affiliates, so long as they remain Affiliates of AVI, a semi-exclusive, worldwide license to Eleos Intellectual Property that relates to a Joint p53-PMO Item, solely in the Joint Field and within the context of such joint development activities with Eleos, to research, develop, make, have made, use, import, put into use, modify, distribute, offer for sale, sell and have sold Licensed Eleos IP Products and to practice Licensed Eleos IP Methods during the term of this Agreement.  Nothing herein will limit the right of Eleos or its Affiliates to practice any claim encompassed within the foregoing within the Joint Field.

2.3           Improvements.  Each Party will promptly advise the other of AVI Improvements or Eleos Improvements made by it and its Affiliates during the term of this Agreement, to the extent lawfully able to be disclosed.  AVI Improvements will automatically be included within the definition of “AVI Intellectual Property,” and Eleos Improvements will automatically be included within the definition of “Eleos Intellectual Property,” subject to the terms contained herein.

2.4           c-myc Conflicts with AVI Intellectual Property.  If in the future a patent is granted to Eleos or an Affiliate of Eleos related to c-myc, the claims of which would cause an AVI product actually or potentially to infringe such claims, Eleos will grant to AVI a non-exclusive license to such claims in so far as they apply to the infringing or potentially infringing AVI product at nominal cost to AVI, e.g., $1.00 plus reimbursement of Eleos’ legal costs to finalize the license agreement, and no other cost.  If in the future Eleos or an Affiliate of Eleos gains rights via a license agreement to patents related to c-myc, the claims of which would cause an AVI product actually or potentially to infringe such claims, Eleos will grant to AVI a non-exclusive sublicense to such claims in so far as they apply to the infringing or potentially infringing AVI product at nominal cost to AVI, e.g., $1.00 plus reimbursement of Eleos’ legal costs to finalize the sublicense agreement, and no other cost.  If Eleos has a royalty obligation to such third party licensor for such c-myc patent claims, the sublicense to AVI will include the same royalty obligation as a pass-through without any mark up.

3.                                       Sublicenses

3.1           Sublicenses Granted By Eleos.

(a)      AVI grants to Eleos the right to grant sublicenses to third parties under the licenses granted in Section 2.1, provided that (i) Eleos has current exclusive rights to the AVI Intellectual Property that relates to a Joint p53-PMO Item in the relevant field under this Agreement at the time it exercises a right of sublicense, (ii) Eleos obtains the written consent of AVI, and (iii) the sublicense results from a written agreement entered into by Eleos and the sublicensee.  Within fourteen (14) days after execution of any sublicense agreement, Eleos shall provide AVI with a copy of such agreement, and shall thereafter summarize and deliver all reports due to AVI relating to the sublicensees.  If Eleos is in material compliance with its duties under this Agreement, AVI shall not contact any such sublicensee.

3.2           Sublicenses Granted By AVI.

(a)      Eleos grants to AVI the right to grant sublicenses to third parties under the licenses (or sublicenses as the case may be) granted in Section 2.2, provided that (i) AVI has current exclusive rights to the Eleos Intellectual Property that relates to a Joint p53-PMO Item in the relevant field under this Agreement at the time it exercises a right of sublicense, (ii) AVI obtains the written consent of Eleos, and (iii) the sublicense results from a written agreement entered into by AVI and the sublicensee.  Within fourteen (14) days after execution of any sublicense agreement, AVI shall provide Eleos with a copy of such agreement, and shall thereafter summarize and deliver all reports due to Eleos relating to the sublicensees.  If AVI is in material compliance with its duties under this Agreement, Eleos shall not contact any such sublicensee.

4.                                       License Fees and Royalties.

4.1           Initial License Fee.  Within three (3) business days of the Effective Date, Eleos will pay AVI Five Hundred Thousand Dollars ($500,000.00) according to wire transfer instructions provided by AVI.

4.2           Eleos Milestone Payments.  Eleos shall make the following one-time payments to AVI upon achieving the milestones set forth below with regard to a Licensed AVI IP Product:

Milestone	Payment Amount
Enrollment of the first patient in the first human clinical study	$	*****
Enrollment of the first patient in a Phase III or pivotal study	$	*****
The first filing of a New Drug Application	$	*****
The first commencement of commercial sales after FDA approval of New Drug Application	$	*****
The first time Eleos achieves $***** in cumulative Eleos Net Sales	$	*****
The first time Eleos achieves $***** in cumulative Eleos Net Sales	$	*****

                As a clarifying example with respect to Sections 4.2 and 4.4, if a Party achieves the first filing of a New Drug Application for more than one Licensed Product, the ***** payment amount by that Party will only be payable the first time that that milestone is achieved and no payment will be due for the subsequent times that that milestone is achieved.

Eleos shall pay all milestone payments hereunder within thirty (30) days following the date on which the milestone is achieved.

4.3           Earned Royalties - Eleos.

(a)     Eleos will pay AVI earned royalties of *****% of Eleos Net Sales received with regard to Licensed AVI IP Products which are not manufactured by AVI, less any royalty payments payable to Third Party Licensors, provided that in no instance shall the royalty payable under this Section 4.3(a) to AVI after reduction for payments to the Third Party Licensors equal less than *****% of Eleos Net Sales.

(b)     Eleos will pay AVI earned royalties of *****% of Eleos Net Sales received with regard to Licensed AVI IP Products which are manufactured by AVI, less any royalty payments payable to Third Party Licensors, provided that in no instance shall the royalty payable under this Section 4.3(b) to AVI after reduction for payments to the Third Party Licensors equal less than *****% of Eleos Net Sales.

(c)     In the event that royalties cease to be payable to any Third Party Licensor, the royalties payable by Eleos to AVI under this Section 4.3 will be adjusted such that Eleos and AVI share equally in the financial benefit of the expiration or termination of the obligation to pay such royalties to the Third Party Licensor.

4.4           AVI Milestone Payments.  AVI shall make the following one-time payments to Eleos upon achieving the milestones set forth below with regard to a Licensed Eleos IP Product:

Milestone	Payment Amount
Enrollment of the first patient in the first human clinical study	$	*****
Enrollment of the first patient in a Phase III or pivotal study	$	*****
The first filing of a New Drug Application	$	*****
The first commencement of commercial sales after FDA approval of a New Drug Application	$	*****
The first time AVI achieves $***** in cumulative AVI Net Sales	$	*****
The first time AVI achieves $***** in cumulative AVI Net Sales	$	*****

                AVI shall pay all milestone payments hereunder within thirty (30) days following the date on which the milestone is achieved.

4.5           Earned Royalties - AVI.

(a)      AVI will pay Eleos earned royalties of *****% of AVI Net Sales, less any royalty payments payable to Third Party Licensors, provided that in no instance shall the royalty payable under this Section 4.5(a) to Eleos after reduction for payments to Third Party Licensors equal less than *****% of AVI Net Sales.

(b)      In the event that royalties cease to be payable to any Third Party Licensor, the royalties payable by AVI to AVI under this Section 4.5 will be adjusted such that AVI and AVI share equally in the financial benefit of the expiration or termination of the obligation to pay such royalties to the Party Licensor.

4.6           Timing of Royalty Payments, Currency, Taxes and Fees.

(a)      Royalties payable to AVI or Eleos shall be paid quarterly on or before sixty (60) days following the end of each calendar quarter: March 31, June 30, September 30 and December 31.  Each such payment will be for unpaid royalties that accrued within or prior to the most recently completed calendar quarter.  For example, within 60 days after March 31, each Party shall pay royalties for the calendar quarter ending March 31 and any unpaid royalties accrued prior to such calendar quarter.

(b)      All amounts due under this Agreement shall be payable in United States dollars.  When Licensed Eleos IP Products or Licensed AVI IP Products are sold for currency other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such products were sold and then converted into equivalent United States dollars.  The exchange rate will be the United States dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.

(c)      The Party paying royalties hereunder shall be responsible for all taxes, fees or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country and for all bank transfer charges on such payments.

(d)      If at any time legal restrictions prevent the acquisition or prompt remittance of United States dollars by a Party owing royalties hereunder with respect to any country where a Licensed Eleos IP Product or Licensed AVI IP Product is sold, the Party owing such royalties shall make payment from its other sources of United States dollars.

4.7           Expiration or Invalidity of Patent.  In the event that (i) any patent or any claim thereof included within the AVI Intellectual Property or Eleos Intellectual Property shall be held invalid in a final decision by a court of competent jurisdiction and last resort in any country from which no appeal has or can be taken or (ii) if the local patent authority within such country determines that no patent may issue in a final decision from which no appeal has or can be taken, and hence there is no valid patent claim within the relevant Intellectual Property in such country, all obligation to pay royalties based on such patent or claim shall cease as of the date of such final decision with respect to such country.  The Party liable for royalties in such a case shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision, or that are based on non-patent Intellectual Property of the other Party.

5.                                       Diligence.

5.1           By Eleos.

(a)      Eleos, commencing upon the Effective Date, shall use commercially reasonable efforts to develop, test, obtain any required governmental approvals, manufacture, market and sell Licensed AVI IP Products.

(b)      Within one year after the Effective Date, Eleos shall prepare and provide to AVI a formal commercially reasonable market analysis and development plan (hereinafter the “Eleos Plan”).  Eleos shall follow the timelines set forth in the Eleos Plan in terms of products to be commercialized within the timelines outlined in the Eleos Plan.  Recognizing the uncertainties that will be inherent in the Eleos Plan, Eleos shall have the right to amend the Eleos Plan with the consent with AVI, such consent not to be unreasonably withheld.

(c)      Within three months of receiving all required government approvals necessary for marketing a Licensed AVI IP Product in any country, such as marketing authorization and government pricing and reimbursement approvals, Eleos shall commence commercial marketing of such product in such country; and shall thereafter use commercially reasonable efforts to meet the market demand for such products in such country at all times during the exclusive period of this Agreement.

(d)      If Eleos materially fails to perform any of its obligations under this Section 5 in a timely manner, except by reason of force majeure, then AVI shall have the right to terminate this Agreement in accordance with Section 13.

5.2           By AVI.

(a)     AVI, commencing upon the Effective Date, shall use commercially reasonable efforts to develop, test, obtain any required governmental approvals, manufacture, market and sell Licensed Eleos IP Products.

(b)     Within one year after the Effective Date, AVI shall prepare and provide to Eleos a formal commercially reasonable market analysis and development plan (hereinafter the “AVI Plan”).  AVI shall follow the timelines set forth in the AVI Plan in terms of products to be commercialized within the timelines outlined in the AVI Plan.  Recognizing the uncertainties that will be inherent in the AVI Plan, AVI shall have the right to amend the AVI Plan with the consent of Eleos, such consent not to be unreasonably withheld.

(c)     Within three months of receiving all required government approvals necessary for marketing a Licensed Eleos IP Product in any country, such as marketing authorization and government pricing and reimbursement approvals, AVI shall commence commercial marketing of such product in such country; and shall thereafter use commercially reasonable efforts to meet the market demand for such products in such country at all times during the exclusive period of this Agreement.

(d)     If AVI materially fails to perform any of its obligations under this Section 5 in a timely manner, except by reason of force majeure, then Eleos shall have the right to terminate this Agreement in accordance with Section 13.

6.                                       Progress and Royalty Reports.

6.1           Progress Reports.  At the end of the first full calendar half-year after the Effective Date, and semi-annually thereafter, each Party shall submit to the other Party a progress report covering its activities related to the development and testing of Licensed AVI IP Products or Licensed Eleos IP Products, as the case may be, and the obtaining of the U.S. and foreign governmental approvals necessary for their marketing.  These progress reports shall be made for each such product in development.

6.2           Contents.  The progress reports submitted under Section 6.1 shall include sufficient information to enable the other Party to determine the submitting Party’s progress in fulfilling its obligations under Section 5, including, but not limited to, the following topics:

(a)     summary of work completed;

(b)     summary of work in progress, including product development and testing and progress in obtaining government approvals;

(c)     schedule of anticipated events or milestones;

(d)     market plans for introduction of Licensed Products in each region (U.S., EU, Japan) where such products have not been introduced; and

(e)     activities in obtaining sublicensees and activities of sublicensees.

6.3           Meetings.  On or about each anniversary of the Effective Date, each Party shall have the right to call for a half-day, detailed review meeting during which the Parties and representatives of their sublicensees, to the extent required under the Parties’ sublicense agreements, shall discuss the progress reports submitted under Section 6.1.  These meetings shall be held under appropriate conditions of confidentiality, and each Party will cause its scientists and other staff to provide full and detailed information to enable the other Party to evaluate the progress reports submitted under this Section 6 and to evaluate proposed amendments to the Eleos Plan and AVI Plan as described in Section 5.

6.4           Report of First Sales.  Each Party shall report to the other Party in its immediately subsequent progress and royalty report the date of first commercial sales of each Licensed Product in each country.

6.5           Royalty Reports.  After the first sale of each Licensed Product anywhere in the world, the selling Party will make quarterly royalty reports to the other Party on or before sixty (60) days after March 31, June 30, September 30 and December 31 of each year.  Each such royalty report will cover the reporting Party’s most recently completed calendar quarter and will show (a) the units sold, gross sales, deductions listed by type and Net Sales of each type of Licensed Product sold by the reporting Party and its Affiliates on which royalties have not been paid, country by country; (b) the amount of royalties and fees and other consideration, in U.S. dollars, payable hereunder; (c) any other factor used to calculate the royalty or any amount due hereunder; (d) the currency exchange rates used, if any; and (e) any other information relating to the foregoing reasonably requested by the Party receiving the report.

6.6           Disclosure of Improvements.  If and to the extent that a Party makes any AVI Improvements or Eleos Improvements or becomes aware of technical developments that would be relevant to the other Party during the term of this Agreement, it shall promptly disclose and report the same to the other Party, as provided in Section 2.3 above, so that the Licensed Products may be designed, manufactured and sold with the latest and most effective technology available.

7.                                       Product Development.

7.1           In the Eleos Field.  AVI, from time to time during the term of this Agreement as requested by Eleos, agrees to use its commercially reasonable efforts to provide development services to Eleos in the Eleos Field.  Examples of such services may include manufacturing p53-targeted PMOs for preclinical and clinical evaluation and conducting pilot toxicology and pharmacokinetic studies.  All such development activities under this Section 7.1 shall be in accordance with the terms and conditions contained in statements of work (a “Statement of Work”) executed by the Parties in accordance with Section 7.3.  The Parties expect that Eleos will compensate AVI for its services under this Section 7.1 on a monthly basis in amounts equal to AVI’s fully-burdened costs in providing such services, as further provided in the applicable Statements of Work.  AVI will define “fully-burdened costs” and provide full detail of this cost structure in the Statement of Work.

7.2           In the Joint Field.

(a)      If a Party (the “Proposing Party”) wishes to pursue an opportunity to develop and commercialize AVI Intellectual Property, Eleos Intellectual Property and/or products embodying such Intellectual Property in the Joint Field, it shall prepare and submit to the other Party (the “Receiving Party”) a preliminary proposal describing the opportunity with supporting rationale for the Steering Committee.  The Steering Committee will review the preliminary proposal and, if it finds that the preliminary proposal merits attention, it shall require the Parties to develop a joint Statement of Work in accordance with Section 7.3 describing in detail how they shall jointly pursue the opportunity (the “Joint Development Proposal”), focusing on a specific and narrowly defined subset of the Joint Field (e.g., stroke, alopecia or AIDS).  The Parties will share costs on a 50%/50% basis in preparing and executing the Joint Development Proposal.  If the Steering Committee rejects the preliminary proposal, either Party may then submit a new preliminary proposal for that subject matter under this Section 7.2(a).

(b)      The terms and conditions on which the Parties will pursue Joint Development Proposals will be provided in the definitive documents which they negotiate for this purpose.

The Parties expect that such definitive documents will provide that their respective share in milestone and royalty payments from sublicensees will generally be divided equally after deduction of payments required to be made to Third Party Licensors, but will initially be proportionate to the Parties’ respective financial investments in the relevant product development activities, until any disproportionate investment is recouped and an additional premium is paid to the Party that made the greater investment to reflect the associated risk of such activities.  For example, if Eleos expends 60% of the development costs up to the point of entering into a sublicensing agreement, and AVI expends 40% of such costs, then (i) Eleos and AVI would share milestone and royalty revenue from the sublicensee 60%/40% after required Third Party Licensor payments are made until Eleos recovers an additional annually compounded 25% cost of capital premium over its incrementally greater share invested, and (ii) after such recovery the Parties would share sublicense proceeds on a 50%/50% basis.

7.3           Statements of Work.  Statements of Work shall be in writing and shall include, among other things, the detailed research and development plans, timelines, budgets, payment terms, nature of deliverables, project coordination and other terms for the Development Services.  No Statement of Work will become effective unless executed by an authorized representative of each of the Parties.  In the event of a direct conflict between a Statement of Work and a particular term or condition contained in this Agreement, this Agreement shall prevail.  Notwithstanding anything to the contrary above, if a Party performs any services for the other Party under this Section 7 without first entering into an applicable Statement of Work, the terms and conditions of this Agreement shall still govern such services.

8.                                       Steering Committee.

8.1           Steering Committee.  The Parties shall establish a steering committee consisting of two members appointed by AVI and two members appointed by Eleos (the “Steering Committee”).  The Steering Committee shall direct, review and discuss the progress of the Parties’ efforts with respect to joint development activities and such other matters arising under this Agreement as the Parties consider appropriate.  The Steering Committee shall meet at regular meetings to be held approximately every three months.  The Steering Committee shall be responsible for coordinating the creation of Statements of Work and the qualification of the Second Supply Source and other third-party contract manufacturers of API.

8.2           Governance of Steering Committee.  Eleos shall designate a member of the Steering Committee to serve as the chair of the Steering Committee for the calendar year 2007.  Thereafter, a member of the Steering Committee shall be designated by AVI to serve as chair in even-numbered years, and a member designated by Eleos shall serve as chair in odd-numbered years.  The chair shall be responsible for the administration of the Steering Committee, including, without limitation, the scheduling of meetings and the preparation of meeting agendas.  Meetings shall be held at or near the Parties’ locations on an alternating basis or by telephone conference, at the discretion of the Steering Committee chair.  Each Party shall bear its own costs and expenses in connection with all Steering Committee activities.  The actions and decisions of the Steering Committee shall not be binding upon the Parties except as the Parties shall otherwise agree in writing.

8.3           Project Managers.  The Parties shall each appoint a project manager to assume overall responsibility for their respective roles and obligations under this Agreement.  The Parties’ respective project managers will be responsible for coordinating the Parties’ respective joint development activities, including overseeing the performance and quality thereof, participating in (personally or by representative) meetings of the Steering Committee, acting as day-to-day liaisons between the Parties and coordination of the plans called for by Section 5 above.

9.                                       Manufacturing.

9.1           Clinical Manufacturing.  AVI will be the preferred supplier to Eleos of cGMP clinical supplies of API, on the terms and conditions provided in a separate Clinical Supply Agreement.

9.2           Second Supply.  Eleos and AVI will qualify a second manufacturing source agreed to by the Parties (the “Second Supply Source”) to manufacture API for Licensed AVI IP Products for clinical and commercial purposes.  Eleos will develop qualification criteria and procedures in consultation with AVI, and the Parties will cooperate to implement those criteria and procedures.  As part of qualification, the Second Supply Source will produce at least one batch of cGMP API for manufacturing comparability testing and clinical use.  Eleos will be responsible for conducting the comparability testing and will require API batch production records for all API batches in order to submit CMC filings to the FDA for its INDs and other equivalent regulatory filings in foreign countries.  AVI will provide the Second Supply Source with such materials and information as are necessary to enable the Second Supply Source to manufacture API as required by Eleos, including training conducted in AVI facilities and written materials provided in full within one-hundred twenty (120) days of reasonable requests for information by Eleos or the Second Supply Source.  The Second Supply Source will be required to sign a suitable Non-Disclosure Agreement acceptable to the Parties that provides for the maintenance of confidentiality of AVI Intellectual Property and appropriate restrictions on its use.

9.3           AVI Option for Commercial Manufacturing.

(a)      To commence commercial manufacturing of API for Licensed AVI IP Products, Eleos shall request AVI to provide a quotation for the manufacture of three batches of the API subject to specifications provided by Eleos.  AVI shall have a 30-day period to review the request and provide a quotation.  If the AVI quotation is acceptable to Eleos and AVI demonstrates to Eleos’ reasonable satisfaction that AVI has the capability to manufacture to Eleos’ requirements, including quality, quantity, cost, purchase price and delivery, and to meet all applicable regulatory requirements including passing FDA inspection demonstrating AVI’s capability to manufacture commercial API under cGMP as a licensed pharmaceutical manufacturing facility, then the Parties will use their best efforts to negotiate and execute a separate Commercial Supply Agreement on commercially reasonable terms under which Eleos will purchase up to one kilogram per year of commercial API from AVI.  The Parties agree that the purchase price payable by Eleos for API will be *****% of AVI’s fully-burdened manufacturing cost, reflecting an appropriate allocation of indirect costs.  The Commercial Supply Agreement would provide that if AVI is willing and capable of supplying commercial quantities of API in excess of one kilogram per year to Eleos, Eleos would have the right to purchase up to *****% of its commercial needs above one kilogram/year from the Second Supply Source.  Earned royalties payable on Net Sales of commercial API manufactured by the Second Supply Source or other contract manufacturer under these circumstances will be calculated at the *****% rate of Section 4.3(a).  If AVI thereafter fails to meet its obligations to Eleos under the Commercial Supply Agreement, earned royalties payable on Net Sales of commercial API manufactured by the Second Supply Source or other contract manufacturer will be calculated at the *****% rate of Section 4.3(b).

(b)      If AVI does not provide a quotation within the 30-day period or is unwilling or unable to manufacture API for any Licensed AVI IP Product as required by Eleos, Eleos will be free to obtain API from the Second Supply Source or any other mutually-acceptable contract manufacturer, with AVI’s consent not to be unreasonably withheld, and AVI will provide the contract manufacturer with materials, information and training as provided for the Second Supply Source in Section 9.2.  Any such contract manufacturer will be required to sign a suitable Non-Disclosure Agreement acceptable to the Parties that provides for the maintenance of confidentiality of AVI Intellectual Property and appropriate restrictions on its use.  If the contract manufacturer is one to which AVI has not previously conveyed its manufacturing processes for the API, Eleos will reimburse AVI *****% of AVI’s fully-burdened cost of transferring the manufacturing process to the contract manufacturer.  In this case earned royalties payable on Net Sales of commercial API manufactured by the Second Supply Source or other contract manufacturer will be calculated at the *****% rate of Section 4.3(b).

10.                                 Intellectual Property.

10.1         Existing Intellectual Property.  This Agreement gives AVI no ownership rights in the Eleos Intellectual Property in existence as of the Effective Date and gives Eleos no ownership rights in the AVI Intellectual Property in existence as of the Effective Date.

10.2         Newly Created Intellectual Property.  During the term of this Agreement, the Parties anticipate that Intellectual Property may be created by one or both of the Parties hereto and in furtherance of performance under this Agreement (“Newly Created Intellectual Property”).  Ownership and use rights for Newly Created Intellectual Property will be as follows:

(a)      Inventorship.  Inventorship of Newly Created Intellectual Property shall be determined in accordance with the patent laws of the United States.

(b)      Ownership.  Newly Created Intellectual Property relating solely to AVI Intellectual Property shall constitute AVI Intellectual Property and shall be owned by AVI.  Newly Created Intellectual Property relating solely to Eleos Intellectual Property shall constitute Eleos Intellectual Property and shall be owned by Eleos.  Newly Created Intellectual Property that relates to both AVI Intellectual Property and Eleos Intellectual Property shall be owned by the Party within whose Field the subject matter of the Newly Created Intellectual Property falls.  Newly Created Intellectual Property that relates to both AVI Intellectual Property and Eleos Intellectual Property and the subject matter of which falls into both the AVI Field and the Eleos Field shall be deemed to be jointly owned (“Jointly Owned Intellectual Property”).  AVI and Eleos agree to execute the necessary documents (e.g., assignments) to convey ownership rights in the Newly Created Intellectual Property from one Party to the other in keeping with the parameters set forth above.  Newly Created Intellectual Property which, under the terms of this Section 10.2(b) is deemed to be AVI Intellectual Property, Eleos Intellectual Property or Jointly Owned Intellectual Property will automatically be included in the subject matter of the license grants of Section 2.

11.                                 Books and Records.

11.1         Each Party (the “Reporting Party”) shall keep, and shall cause its Affiliates and sublicensees to keep, books and records in accordance with generally acceptable accounting principles accurately showing all transactions and information relating to transactions under this Agreement.  Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open at reasonable times upon reasonable notice no more than once per calendar year for inspection by an independent certified public accountant of national standing satisfactory to the non-Reporting Party.  Such accountant shall have reasonable access to the Reporting Party’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by the Reporting Party under this Agreement. The accountant shall be required to sign a suitable confidentiality agreement reasonably acceptable to the Parties prior to conducting such audit, and the only Confidential Information of the Reporting Party (and its Affiliates) that the accountant shall be authorized to disclose to the non-Reporting Party will be the results of the accountant’s calculation of royalties payable hereunder and royalties paid hereunder.

11.2         The fees and expenses of the certified public accountant performing such an examination shall be borne by the non-Reporting Party.  However, if an error in payable royalties of more than five percent (5%) of the total royalties due for any year is discovered, or if as a result of the examination it is determined that the Reporting Party is in material breach of its other obligations under this Agreement, then such fees and expenses shall be borne by the Reporting Party, and the Reporting Party shall promptly reimburse the non-Reporting Party for reasonably documented audit expenses as well as all overdue royalty and late interest payments.

12.                                 Term.

12.1         Unless otherwise terminated by operation of law or by one or both of the Parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect in each country until the expiration of the last-to-expire patent of the Eleos Intellectual Property or the AVI Intellectual Property licensed hereunder having claims covering a Licensed Product sold in such country, or ten (10) years from the date of first commercial sale of a Licensed Product in such country, whichever is later.  After such date of expiration, the license hereunder shall be considered fully paid up and the only obligations shall be as set forth in Section 12.2.

12.2         Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in Sections 11 (Books and Records), 14 (Disposition of Licensed Products), 15 (Use of Names), 18 (Patent Marking), 20 (Indemnification), 27 (Confidentiality) and 28 (Dispute Resolution).

13.                                 Termination.

13.1         Notice of Breach.  If a Party breaches or fails to perform any material provision of this Agreement, the other Party may give written notice of such default, specifying the breach and each country in which the breach is allegedly occurring or whether the breach relates to the entire Agreement (a “Notice of Breach”) to the breaching Party.

13.2         Notice of Termination.  If the breaching Party fails to cure such default within sixty (60) days of the Notice of Breach, the non-breaching Party shall have the right to terminate this Agreement and the licenses herein (i) as to the country/ies where the breach remains uncured (if the breach relates only to certain countries) or (ii) if the breach represents a material portion of the breaching Party’s obligations under this Agreement, then at the non-Breaching Party’s option, as to the breaching Party’s license rights under the entire Agreement.  In order to so terminate, the non-breaching Party shall deliver a second written notice (a “Notice of Termination”) to the breaching Party, if applicable specifying the countries where rights hereunder are being terminated.  If a Notice of Termination is sent to a breaching Party, this Agreement shall automatically terminate on the effective date of such Notice of Termination to the extent of the termination provided for therein.  Termination by a non-breaching Party shall not terminate the license rights and other benefits received by the non-breaching Party under this Agreement, and the obligations of the non-breaching Party that correspond thereto (e.g., to make payments under Section 4, engage in diligence under Section 5, and, in the event Eleos is the non-breaching party, to purchase manufactured API in accordance with Section 9), but shall terminate the non-breaching Party’s obligations regarding product development under Sections 7 and 8.

13.3         Obligation for Amounts Owed.  Termination shall not relieve the breaching Party of its obligation to pay all amounts due to the non-breaching Party as of the effective date of termination and shall not impair any accrued rights of the non-breaching Party.  During the 60-day cure period provided by the foregoing, the Parties shall negotiate in good faith to resolve any dispute relating to any alleged breach of this Agreement.

14.                                 Disposition of Licensed Products and Information on Termination.

14.1         Upon termination of this Agreement by a Party:

(a)     the other Party may complete all partially made Licensed Products and dispose of all previously made Licensed Products, but no more, within a period of one hundred and eighty (180) days after the Notice of Termination; provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the delivery of reports thereon; and

(b)     the breaching Party shall promptly return, and shall cause its Affiliates and sublicensees to return, to the other Party all property belonging to the other Party including materials containing Confidential Information of the other Party (except for one copy of such materials which may be retained for record purposes only and which may not be disclosed).

15.                                 Use of Names and Trademarks.

15.1         Nothing contained in this Agreement shall be construed as granting any right to a Party, its Affiliates or sublicensees to use in advertising, publicity or other promotional activities or otherwise any name, trade name, trademark, or other designation of the other Party.

15.2         Subject to Section 15.1 above, a Party may use any name, trade name, trademark, logo or other designation (“Marks”) that it desires with respect to the design, development, manufacture or sale of Licensed Products anywhere in the world.  Each Party shall own all right, title and interest in and to its own Marks, both during and after termination of this Agreement.  No Party shall use, register or attempt to register any Mark that would be confusingly similar to any Mark of the other Party.

16.                                 Representations and Warranties.

16.1         By AVI.  AVI represents and warrants to Eleos, as of the date of this Agreement, that:

(a)     it is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon;

(b)     it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of AVI, enforceable in accordance with its terms and conditions;

(c)     neither the entering into of this Agreement nor the performance of any of its obligations hereunder will conflict with or constitute a breach under any obligation of AVI or any of its Affiliates or under any agreement, contract or instrument to which AVI or any of its Affiliates is a party or any other obligation, law or regulation by which AVI or any of its Affiliates is bound;

(d)     it has the sole and lawful right to grant the licenses, or sublicenses as the case may be to the AVI Intellectual Property contained in this Agreement, free and clear of any encumbrances except as described in this Agreement;

(e)     the AVI Intellectual Property includes all Intellectual Property (including all patent rights issued or in the form of applications filed) currently owned, licensable, sublicensable or controlled by AVI that would be infringed by practice of AVI Intellectual Property in the Eleos Field;

(f)      AVI has not previously assigned, licensed, sold or otherwise transferred any rights in and to the AVI Intellectual Property in the Eleos Field or the Joint Field to any other person on or before the Effective Date;

(g)     no claim is pending or, to the best of AVI’s knowledge, threatened to the effect that any of the AVI Intellectual Property infringes upon or conflicts with the valid rights of any other person under any intellectual property, and, to the best of AVI’s knowledge, there is no basis for any such claim (whether or not pending or threatened);

(h)     no claim is pending or, to the best of AVI’s knowledge, threatened to the effect that any of the AVI Intellectual Property is invalid or unenforceable by AVI, and, to the best of AVI’s knowledge, there is no basis for any such claim (whether or not pending or threatened);

(i)      to the best of AVI’s knowledge, all AVI Intellectual Property developed by and belonging to AVI or its Affiliates which has not been patented has been kept confidential, and all employees, consultants and founders of AVI and its Affiliates have executed, and are subject to, confidential and proprietary information agreements, which contain provisions regarding the assignment of all intellectual property rights to AVI.

(j)      EXCEPT AS SET FORTH IN THIS SECTION 16.1, THE LICENSE BY AVI SET FORTH HEREIN AND THE AVI INTELLECTUAL PROPERTY ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AND AVI MAKES NO REPRESENTATION OR WARRANTY THAT THE AVI INTELLECTUAL PROPERTY WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

16.2         By Eleos.  Eleos represents and warrants to AVI, as of the date of this Agreement, that:

(a)     it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)     it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of Eleos, enforceable in accordance with its terms and conditions;

(c)     neither the entering into of this Agreement nor the performance of any of its obligations hereunder will conflict with or constitute a breach under any obligation of Eleos or any of its Affiliates or under any agreement, contract or instrument to which Eleos or any of its Affiliates is a party or any other obligation, law or regulation by which Eleos or any of its Affiliates is bound;

(d)     it has the sole and lawful right to grant the licenses, or sublicenses as the case may be to the Eleos Intellectual Property contained in this Agreement, free and clear of any encumbrances except as described in this Agreement;

(e)     the Eleos Intellectual Property includes all Intellectual Property (including all patent rights issued or in the form of applications filed) currently owned, licensable, sublicensable or controlled by Eleos that would be infringed by practice of Eleos Intellectual Property in the Eleos Field;

(f)      Eleos has not previously assigned, licensed, sold or otherwise transferred any rights in and to the Eleos Intellectual Property in the AVI Field or the Joint Field to any other person on or before the Effective Date;

(g)     no claim is pending or, to the best of Eleos’ knowledge, threatened to the effect that any of the Eleos Intellectual Property infringes upon or conflicts with the valid rights of any other person under any intellectual property, and, to the best of Eleos’ knowledge, there is no basis for any such claim (whether or not pending or threatened);

(h)     no claim is pending or, to the best of Eleos’ knowledge, threatened to the effect that any of the Eleos Intellectual Property is invalid or unenforceable by Eleos, and, to the best of Eleos’ knowledge, there is no basis for any such claim (whether or not pending or threatened);

(i)      to the best of Eleos’ knowledge, all Eleos Intellectual Property developed by and belonging to Eleos or its Affiliates which has not been patented has been kept confidential, and all employees, consultants and founders of Eleos and its Affiliates have executed, and are subject to, confidential and proprietary information agreements, which contain provisions regarding the assignment of all intellectual property rights to Eleos.

(j)      EXCEPT AS SET FORTH IN THIS SECTION 16.2, THE LICENSE BY ELEOS SET FORTH HEREIN AND THE ELEOS INTELLECTUAL PROPERTY ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AND ELEOS MAKES NO REPRESENTATION OR WARRANTY THAT THE ELEOS INTELLECTUAL PROPERTY WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.                                 Patent Prosecution and Maintenance.

17.1         Prosecution.  Eleos shall diligently prosecute and maintain the United States and international patent applications and patents included in the Eleos Intellectual Property using counsel of its choice.  AVI shall diligently prosecute and maintain the United States and international patent applications and patents included in the AVI Intellectual Property using counsel of its choice.  Each Party’s counsel shall consult in good faith with patent counsel for the other Party prior to any material filings or other actions before or communications with the U.S. Patent and Trademark Office and shall promptly provide the other Party with copies of all relevant documentation so that it may be informed of the continuing prosecution.  The receiving Party agrees to keep this documentation confidential.  Each Party’s counsel shall take instructions only from that Party.

17.2         Drafting Consideration.  Eleos shall give due consideration to drafting or amending any patent application included in the Eleos Intellectual Property to include claims reasonably requested by

AVI to protect the Licensed Eleos IP Products contemplated to be sold under this Agreement.  AVI shall give due consideration to drafting or amending any patent application included in the AVI Intellectual Property to include claims reasonably requested by Eleos to protect the Licensed AVI IP Products contemplated to be sold under this Agreement.

17.3         Costs.  Eleos shall be responsible for paying all past and future costs, of preparing, filing, prosecuting, defending, and maintaining all United States patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by Eleos Intellectual Property.  AVI shall be responsible for paying all past and future costs, of preparing, filing, prosecuting, defending, and maintaining all United States patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by AVI Intellectual Property.  In addition, for Jointly Owned Intellectual Property Eleos will be responsible for paying for all future costs for inventions as they apply to new p53-PMO compositions of matter and uses thereof with respect to p53 regulation including but not limited to oligonucleotide sequences, and AVI will be responsible for paying for all future costs for other inventions such as drug delivery methods or new compositions of matter not targeting p53 and uses thereof as it applies to PMO technology.  With respect to Jointly Owned Intellectual Property the responsible Party will provide the other Party with all correspondence with patent offices in a timely fashion.  Should the responsible Party elect to forgo any or all available patent rights with respect to a Jointly Owned Invention the other Party shall have the right to take over the prosecution of those rights and pay for all such activity.  The Parties shall mutually share the prosecution strategy and negotiate on a case-by-case basis when necessary the allocation of costs associated with prosecution of Jointly Owned Intellectual Property or Newly Created Intellectual Property described under Section 10.2(b) that falls outside the foregoing.

17.4         Newly Created Intellectual Property.  As relates to Newly Created Intellectual Property: Eleos shall have the right to file patent applications at its own expense in any country or countries in which AVI has not elected to secure patent rights or in which AVI’s patent rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by Eleos to third parties; and,  AVI shall have the right to file patent applications at its own expense in any country or countries in which Eleos has not elected to secure patent rights or in which Eleos’ patent rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by AVI to third parties.

18.                                 Patent Marking.

Each Party shall mark all Licensed Products made, used, sold or otherwise disposed of under the terms of this Agreement, and their containers, in accordance with 35 U.S.C. § 287(a) or any other successor statute in the United States and the applicable patent marking laws of any other country in which Licensed Products are sold.  Each Party shall ensure that any sublicensee authorized by it under this Agreement shall also mark all Licensed Products accordingly.  In light of the biological applications of the Licensed Products and the need to ensure their sterility and biocompatability, each Party may use any marking technique or procedure which it determines in its reasonable professional judgment to be suitable to comply with the foregoing requirement.

19.                                 Infringement.

19.1         In the event that a Party learns of the substantial infringement in the AVI Field, Eleos Field or Joint Field of any patent included in the other Party’s Intellectual Property licensed under this Agreement, the Party with such information shall notify the other Party in writing and shall provide the other Party with evidence of such infringement.  Both Parties agree that during the period and in a jurisdiction where a Party has exclusive rights under this Agreement under the other Party’s Intellectual

Property, neither will notify a third party of the infringement of any of such other Party’s Intellectual Property without first obtaining consent of the other Party, which consent shall not be unreasonably denied.  Both Parties shall use their best efforts to cooperate with each other to terminate such infringement without litigation.

19.2         A Party may request that the other Party take legal action against the infringement of the other Party’s Intellectual Property.  Such request shall be made in writing and shall include reasonable evidence of such infringement.  If the infringing activity has not been abated within ninety (90) days following the effective date of such request, the first Party shall have the right to commence suit on its own account or to refuse to commence such suit.

19.3         Each Party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the Party on account of whom suit is brought for out-of-pocket expenses.  Such litigation shall be controlled by the Party bringing the suit.  Each Party may be represented by counsel of its choice at its own expense.  If a Party selects its own counsel in the conduct of such a suit, its counsel shall keep the other Party informed of the progress and status of such suit.

20.                                 Indemnification and Insurance.

20.1         Indemnification.  To the maximum extent permitted by law, each Party (the “Indemnifying Party”) shall indemnify, hold harmless and defend the other Party (the “Indemnified Party”), its shareholders, directors, officers, employees, agents and inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) resulting from or arising out of any claim brought by a third party against the Indemnified Party related to any actual or alleged (a) breach of a representation or warranty by the Indemnifying Party under this Agreement; (b) product liability claim which is related to or arises out of the manufacture, marketing, distribution, sale or use of Licensed Products by the Indemnifying Party, except to the extent attributable to the Indemnified Party’s breach of its representations and warranties provided in this Agreement; (c) willful misconduct or gross negligence of the Indemnifying Party; or (d) breach of Section 27 (Confidentiality) by the Indemnifying Party.

20.2         Insurance.  Throughout the term of this Agreement, and to the extent applicable from and after the date of any use or sale of a Licensed Product, each Party shall maintain commercially issued policies of insurance or, with the prior written approval of the other Party, programs of self-insurance with financial reserves sufficient to support its obligations under this Agreement, which provide coverage and limits as required by statute or as necessary to prudently insure the activities and operations of the insuring Party.  The commercial general liability insurance policy, or liability self-insurance program, shall include the interests of the other Party as an additional insured and provide coverage limits of not less than $***** combined single limits as respects premises, operations, contractual liability and, if applicable, liability arising out of products and/or completed operations.  Each Party shall provide the other Party with certificates of insurance for commercially insured policies or evidence of self-insurance resources satisfactory to the other Party’s risk management department.  It is expressly agreed that the insurance or self-insurance are minimum requirements which shall not in any way limit the liability of a Party.

20.3         Procedures.  If an Indemnified Party seeks indemnification under this Section 20, it shall give prompt written notice to the Indemnifying Party of any claim covered by the foregoing duty of indemnification; provided, however, that a delay in such notice shall not terminate the duty of indemnification hereunder, unless such delay shall have materially impaired the defense of such claim.  The Indemnifying Party shall have sole and exclusive control of the defense of any such claim, including the choice and direction of any legal counsel.  In the event and for so long as a Party is actively contesting or defending against any claim in connection with this Section 20, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the contest or defense, make itself available, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Indemnifying Party.

21.                                 Notices.

Any notice or payment required to be given to either Party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other Party, (c) on the date of delivery if delivered by express delivery service such as Federal Express or DHL or (d) on the date of transmission if made by facsimile.

In the case of Eleos:                                                                                 Eleos, Inc.
One Valmont Plaza

Suite 301

Omaha, Nebraska 68154
Attn:  President
Facsimile Number:  402-255-5778

In the case of AVI:                                                                                            AVI BioPharma, Inc.

One SW Columbia, Suite 1105

Portland, Oregon 97258
Attn:  President
Facsimile Number:  503-227-0751

22.                                 Assignment.

This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective Affiliates, successors and assigns.  No Party may assign any of its rights or privileges or delegate any of its duties or obligations (by operation of law or otherwise) hereunder without prior written consent of the other Party; provided, however, that either Party may make such an assignment or delegation in conjunction with (i) the acquisition of the Party or of all or substantially all of the Party’s assets relating to this Agreement other than, in the case of Eleos, any of the foregoing involving Genta Incorporated, Idera Pharmaceuticals, Inc. (formerly Hybridon, Inc.), ISIS Pharmaceuticals, Inc. or any of their affiliates or (ii) a corporate restructuring or reorganization in which such Party assigns its right, title and interest under this Agreement to an Affiliate.  Any attempted or purported assignment or transfer without such consent, when required under this provision, shall be void and of no effect and shall constitute a material breach of this Agreement.

23.                                 Late Payments.

In the event any amounts due a Party hereunder, including but not limited to royalty payments, milestone payments, fees and patent cost reimbursements, are not received when due except when prevented by force majeure, the paying Party shall pay to the other Party interest charges at a rate of twelve (12) percent per annum or the highest rate permitted by law if less than 12%.  Such interest shall be calculated from the date payment was due until actually received.

24.                                 Waiver.

It is agreed that failure to enforce any provisions of this Agreement by a Party shall not be deemed a waiver of any breach or default hereunder by the other Party.  It is further agreed that no express waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

25.                                 Governing Law.

This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

26.                                 Export Control Laws.

Each Party shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

27.                                 Confidentiality

27.1         Nondisclosure and Non-Use.  Each Party shall keep all Confidential Information of the other Party supplied to or learned by it in the strictest confidence and shall not disclose such Confidential Information to an unauthorized party.  Each Party shall take proper and appropriate steps to protect such Confidential Information received or learned by it and its personnel, and shall use no less than a reasonable standard of care to protect such Confidential Information.  Each Party shall limit disclosure and access to such Confidential Information to only those of its personnel who are directly involved with the Party’s activities under this Agreement.  Each Party shall ensure that its personnel performing services under this Agreement or any Statement of Work or having access to Confidential Information of the other Party shall preserve the confidential nature of such Confidential Information, and shall be primarily liable for any breaches of the obligations of this Section 27 by its personnel.  Each Party will use all Confidential Information of the other Party only in connection with the performance of the activities contemplated by this Agreement.

27.2         Exceptions.  This Section 27 shall not apply to any information that (a) is already known by the recipient at the time of its disclosure to the recipient; (b) is publicly available or later becomes publicly available through no unauthorized or wrongful act; or (c) is disclosed to the recipient by a third party having no similar confidentiality obligation.

27.3         Compelled Disclosure.  If a Party is required by law or court order to disclose Confidential Information of the other Party, it shall provide the other Party with prompt written notice of such requirement so that an appropriate protective order or other relief may be sought.

27.4         Third-Party Information.  If any Confidential Information is supplied to a Party by a third party having a legal right to disclose it, then: (a) the receiving Party shall have the right to use that portion of the Confidential Information so disclosed only in connection with work done for that third party; and (b) such disclosure by that third party shall not place that portion of the Confidential Information in the public domain, and shall not relieve the receiving Party of its obligations under this Agreement.

27.5         Binding on Personnel.  Each Party shall provide to each of its personnel performing services under this Agreement notice of the confidentiality and non-use restrictions contained in this Agreement prior to allowing such personnel to receive any Confidential Information from the other Party or perform any services hereunder.

27.6         Equitable Relief.  Each Party acknowledges that a breach of this Section 27 would cause irreparable harm and injury to the other Party, which harm and injury could not be adequately compensated for by damages.  Accordingly, in the event of such a breach, the Parties agree that each of them shall be entitled, in its discretion and without posting a bond, to immediate injunctive relief in addition to any other remedies it might have, whether at law or in equity.

27.7         Survival.  The obligations imposed by this Section 27 shall survive with respect to each item of Confidential Information so long as no circumstance described in Section 27.2 has occurred.

28.                                 Dispute Resolution.

28.1         General.  Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 28, which shall be the sole and exclusive procedures for the resolution of any such disputes.

28.2         Negotiation.  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.  A Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Within 15 days after delivery of the notice, the receiving Party shall submit to the other a written response.  The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within 30 days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All negotiations pursuant to this Section 28.2 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

28.3         Arbitration.  If the dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, or if the Parties failed to meet within 30 days after such delivery, the dispute shall be finally resolved by binding arbitration before three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining.  The three arbitrators shall be appointed by the AAA and shall each be neutral, independent, disinterested, impartial and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA.  The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award.  The place of arbitration will be Denver, Colorado or such other neutral site as the parties may jointly select.

28.4         Injunctive Relief.  Notwithstanding the provisions of this Section 28, each Party shall be entitled to seek injunctive relief at any time in any court of competent jurisdiction.

29.                                 Force Majeure.

No Party shall be deemed to be in breach of this Agreement or otherwise be liable to the other Party by reason of any delay in performing or failure to perform any obligations hereunder to the extent that such delay or failure was due to any event of force majeure of which it has notified the other Party, and the time of performance of that obligation shall be extended accordingly.  If the event of force majeure prevails for a continuous period in excess of three months, the Parties shall enter into bona fide discussions with a view to alleviating its effects or to agree to such alternative arrangements as may be fair and reasonable.  Without prejudice to the generality of the foregoing, the following without limitation shall be regarded as events of force majeure: acts of God; explosions; floods; tempest; fires or accidents; war or threat of war; acts, restrictions or regulations of any government or governmental agency; import or export regulations or embargoes; strikes or other labor troubles not limited to the labor force of the affected Party; difficulties in obtaining raw materials; power failure or breakdowns in machinery or any other cause beyond the control of, or occurring without the fault of, the Party asserting the event of force majeure.

30.                                 Miscellaneous

30.1         Headings.  The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

30.2         Amendments.  No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed on behalf of each Party by a duly authorized representative.

30.3         Entire Agreement.  This Agreement embodies the entire understanding of the Parties and shall supersede all previous and contemporaneous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

30.4         Judicial Modification.  In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provisions hereof, (ii) the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable and (iii) this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

30.5         Press Releases.  The Parties shall use reasonable efforts to cooperate in issuing a joint press release upon execution of this Agreement and in issuing further press releases related to this Agreement.  If at any time disclosure regarding this Agreement is required under public reporting requirements of applicable securities laws and the Parties are not able to agree on the content and manner of issuing such disclosure, AVI, and Eleos if it becomes subject to such public reporting requirements, will be authorized to issue a sole release.  Prior to issuing such a sole release, the disclosing Party shall provide the other Party with an opportunity to review and comment on a draft of such release and will consider in good faith any comments that the other Party communicates in a timely fashion on such draft press release.

30.6         Publications.  The Parties will be entitled to publish or present on the results of the research hereunder and any Product, provided that the Party seeking to publish will deliver to the other Party for its review a copy of any proposed publication, poster or an abstract of any oral presentation at scientific meetings involving any research or Product hereunder, or the Confidential Information of the other Party, at least forty-five (45) days prior to submission of scientific publications or abstracts of oral presentations.  The reviewing Party will have the right to request that any of its Confidential Information be deleted from such publication or presentation, and the disclosing Party will comply with that request.  If the disclosing Party does not receive any feedback from the reviewing Party within that 45-day period, the disclosing Party will be free to proceed with the publication or presentation except that neither Party may publish on the other Party’s exclusive Products without the prior written approval of the other Party, which may be given at that Party’s sole discretion.

30.7         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30.8         No Agency.  Nothing herein shall be deemed to constitute one Party as the agent or representative of the other Party or both Parties as joint venturers or partners.  Each Party is an independent contractor.

IN WITNESS WHEREOF, both Parties have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year first written above.

AVI BIOPHARMA, INC.	ELEOS, INC.

By:	By:

Name:	Name:

Title:	Title:

Exhibit A

AVI Intellectual Property

***** Patents

1.  Attorney Docket No. ***** entitled ***** - U.S. Patent No. *****

2.  Attorney Docket No. ***** entitled ***** — U.S. Patent No. *****

3.  Attorney Docket No. ***** entitled ***** —  U.S. Patent No. *****

4.  Attorney Docket No. ***** entitled ***** — U.S. Patent No. *****

5.  Attorney Docket No. ***** entitled *****— CA *****, JP *****, AU *****, EP *****, KR *****

6.  Attorney Docket No. ***** ***** —EP *****

7.  Attorney Docket No. ***** entitled ***** — US Provisional Application *****

Delivery Technology

8 & 9.  Attorney Docket Nos. ***** and ***** entitled ***** — U.S. application ***** pending; corresponding CA, JP, AU, EP, KR applications

10.  Attorney Docket No. ***** entitled ***** - U.S. application ***** pending; corresponding PCT application

11.  Attorney Docket No. ***** entitled ***** — U.S. application ***** pending; corresponding PCT application

12.  Attorney Docket No. ***** entitled ***** — U.S. application ***** pending; corresponding CA, AU, EP applications

p53-Related

13.  Attorney Docket No. ***** entitled ***** — U.S. Patent No. *****; EP Patent No. *****; AU Patent No. *****; corresponding CA, JP, KR applications

Licensed Intellectual Property

14 & 15.  Attorney Docket No. ***** entitled ***** — U.S. Patent Nos. *****, *****and *****; EP Patent No. *****; corresponding CA, JP applications (Licensed from *****)

16.  Attorney Docket No. ***** — U.S. Patent No.  ***** (*****)

17.  Attorney Docket No. ***** entitled ***** - U.S. Patent No. *****; AU Patent No. *****; EP Patent No. ***** (*****)

18.  Attorney Docket No. ***** entitled ***** — U.S. Patent No. ***** (*****)

19.  Attorney Docket No. ***** entitled ***** — U.S. Patent No. ***** (*****)

2

Exhibit B

Eleos Intellectual Property

1)  Patents and Inventions Subject to Exclusive Licensing Agreements:

A.           Sublicense Agreement between ***** and Eleos, Inc. *****.

B.             Amendment to License Agreement between ***** on behalf of ***** and Eleos dated *****.

2)  Eleos Patents and Inventions Exclusively Licensed from *****

A.  ***** Sublicensed Patents:

1a. *****

Patent Number	*****

Issued	*****

Priority Date	*****

Inventor	*****

Assignee	*****

Broad Claims	*****.

•                  The foreign counterparts of patent 1a. are pending in Europe, Canada and Japan.  In addition, the option to generate a divisional of this patent has been taken.  This divisional belongs to ***** and has broader claims, including *****.  This divisional is licensed to Eleos Inc.

2a. *****

Patent Number	*****

Issued	*****

Priority Date	*****

Inventor	*****

Assignee	*****

Broad Claims	(1) *****. (2) *****.

•                  The foreign counterparts of patent 2a. have been filed independently of 2a.  National filings are Europe, Canada and Australia.  The claims dealing with ***** are not being pursued in foreign filings because of prior art.  The principle claims in the foreign applications are for *****.

3a. *****

Patent Number	*****

Issued	*****

Priority Date	*****

Inventor	*****

Assignee	*****

Broad Claims	(1) *****. (2) *****. (3) *****.

•                  The foreign counterparts of patent 3a. are pending in Europe, Canada, Australia and Japan.

4a. *****

Patent Number	*****

Issued	*****

Priority Date	*****

Inventor	*****

Assignee	*****

Broad Claims	*****

•                  The foreign counterparts of patent 4a. are pending in Europe, Canada, Australia and Japan.

B.  *****:

1b. *****

Patent Number	*****

Issued	*****

Priority Date	*****

Inventor	*****

Assignee	*****

Broad Claims	*****

2b. *****

Patent Number	*****

Issued	*****

Priority Date	*****

Inventor	*****

Assignee	*****

Broad Claims	(1) *****. (2) *****.

•                  The foreign counterpart of patents 1b. and 2b. is European patent #*****, which is issued in 13 countries with an expiration date of *****.  Issued patents have also been obtained in Canada and Australia.

2)  Eleos Additional Patents and Inventions Exclusively Licensed from *****:

*****

Application Number	*****

Issued	Pending (first divisional has been allowed others are pending)

Priority Date	*****

Inventor	*****

Assignee	*****

Broad Claims	(1) *****. (2) ***** (3) ***** (4) ***** (5) ***** (6) ***** (7) *****